Exhibit 17(c)
Rising Dividend Growth Fund
Annual Report
September 30, 2011
Fund Advisor:
Dividend Growth Advisors, LLC
58 Riverwalk Boulevard
Building 2, Suite A
Ridgeland, SC 29936
Toll Free: (888) 826-2520

Management’s Discussion of Fund Performance
The Investment Environment
Several years ago shock waves were sent through the various investment markets by over-leveraged financial institutions. While the painful declines were mainly centered in the financial markets, the impact radiated out to include housing, construction, energy, employment, and government to name but a few. It would appear that not much has happened to fix the problems. As the calendar third quarter and the Fund’s fiscal 2011 drew to a close, investors are still dealing with a poor housing environment, disappointingly high unemployment, and sterile governments. Some of the attention has been shifted to Europe as the European Union wrestles with significant leverage and capital adequacy problems. While US banks appear to be in better shape than their European cousins, there continues to be strains on capital. Net interest margins continue to be thin at most banks and tighter supervision by the bank regulators further complicates bank lending. Here in the United States the political stalemates at both the federal and state levels have only polarized positions and rendered governments ineffective. To put it mildly, the third quarter has been a difficult quarter.
The issues mentioned above have reappeared in the second quarter of 2011 as there was evidence that the economies of the countries around the world were beginning to slow. Natural disasters did play a part as the tragic earthquake and tsunami in Japan hurt production of numerous components which are sent to other countries for the production of electronics and autos to mention but a few. An earthquake in New Zealand and tornados and flooding in the US also had an impact. Political unrest in the Arab world dubbed the “Arab Spring” has extended into summer and now the fall creating uncertainty as to how this part of the world is going to interact with the West.
Mutual Fund Performance Review for the Second Half, Fiscal Year 2011
The six month period from April 1st to September 30th, the Fund’s second half, was a disappointing time for equity markets. Using the S&P 500 as the benchmark, the total return for the index was down 13.78%, the year-to-date number was down 8.68%, and the one year number up 1.14%. We believe the general equity markets were reacting to the circumstances described above. The Class A shares of Rising Dividend Growth Fund for the six month period were down 9.86%, outperforming the S&P 500 Index by 392 basis points. The year-to-date Fund performance was down 6.34%, an outperformance of 234 basis points and the one year performance was a positive 0.95%, trailing the Index by 19 basis points.
The performance for the Fund’s fiscal year 2011 had the Class A shares up 0.95% compared to the S&P 500’s 1.14%. A longer term review of the performance shows the 3 year average annual total return of the S&P 500 at up 1.23% versus the Fund’s A shares up 6.33%, a difference of 510 basis points in favor of the A shares. The comparable 5 year average annual number for the S&P 500 is -1.18% versus the A shares of the Fund up 3.59% for an outperformance by the Fund of 477 basis points.1
There is an important point to be made from the statistics in the preceding paragraph: that is, the Fund’s A shares generally outperformed the S&P 500 during these down markets. The following discussion of the Fund’s attribution analysis will focus on the structure of the portfolio and what some of the factors were that enabled the Class A shares of the Fund to outperform the S&P 500 by 392 basis points in the last half of the Fund’s fiscal year.
The first point is a basic tenant of the Rising Dividend Growth Fund. Companies that are able to increase their dividend for ten consecutive years at an average rate of at least ten percent, our 10/10 philosophy, are financially sound or else they would not be able to hit these minimum standards. The second point is the Fund’s investment of up to 20% of the portfolio in energy Master Limited Partnerships (MLPs). At the end of the quarter, a little over 18% of the Fund’s assets were invested in the MLP space. The MLPs provide a high level of distribution which aids the dividend that the Fund is able to pay. MLP distributions often contain some return of capital. Historically, the MLPs have also had better price performance, particularly in down markets. For instance, the Alerian Index (an index that measures the market price action of 50 large MLPs) for the five year period from September 2006 to September 2011 had a total return of +86.5%. During the same period the cumulative total return of the S&P 500 Index was -5.8%. If a shorter time frame is reviewed like the 6 months ended September 30, 2011, the Alerian index was -7.5% while the S&P 500 was -13.8%2. The 630 basis point difference in the performance of the two indexes for the six month period has been a mitigating factor in the better performance of the Fund as compared to the S&P 500 Index in recent history.
The third point is the level of cash reserves that the Fund holds. The S&P 500 Index holds no cash and therefore is more exposed to market volatility. The portfolio management team for the Fund began to feel uncomfortable with the macroeconomic and geopolitical conditions around the world in the second quarter and began to build cash reserves. By the time the third quarter ended cash reserves were 18.3% of the portfolio. This helped to cushion the impact of the declining market.
The portfolio of common stocks more closely resembled the performance of the S&P 500. For instance, the financial sector holdings of the Fund were underweighted compared to the S&P sector weight. The Fund’s financials holdings were 4.3% of the portfolio compared to approximately 15.7% of the S&P 500. This sector had a very difficult 6 months, drifting down 27.9% for the S&P 500 and 21.5% for the Fund. In this case, being underweight helped the comparative performance. Another sector that was difficult was the industrials which comprised 12.3% of the Fund’s portfolio versus 11.0% of the S&P 500. The Fund’s holdings in industrials were down an average of 15.9% compared to a negative 22.5% for the S&P.3 It appears from these results that sectors and companies that are viewed as being more cyclical had greater volatility on the downside during this period.
A final point to keep in mind is the fact that companies held in the Fund’s portfolio continue to raise their dividends each year at a rate sufficient to keep the average growth rate at or above the 10% average required by the Fund’s investment discipline. The average dividend growth in 2011 is 12.5%.4
Outlook
The portfolio management team anticipates continued volatility in the fourth quarter of 2011 and beyond. While it is possible that the two political parties in the United States may find some common ground, it will likely be only with continued brinksmanship such as what occurred over the summer in regard to the raising of the debt ceiling. Unemployment will remain higher than wanted. Financial leverage is still an issue. We believe that the next year will be a time for investing in the financially strong companies with astute managements, and dominant products and services that make up the universe of companies that have raised their dividends for at least 10 consecutive years at an average rate of at least 10%. Additionally, the current yields generated by the MLPs should continue to provide a foundation for total return that is difficult to acquire in traditional common stocks.
Thomas W. L. Cameron
C. Troy Shaver, Jr.
Jere E. Estes
October 12, 2011
The views in the foregoing discussion were those of the Fund’s investment advisor as of the date set forth above and may not reflect its views on the date this report is first published or anytime thereafter. These views are intended to assist shareholders in understanding their investment in the Fund and do not constitute investment advice.
1  Source: Bloomberg and Huntington Asset Services Inc.
2  IBID
3  IBID
4  Bloomberg Finance and Dividend Growth Advisors

Fund Performance — (Unaudited)
Total Returns*
(for the periods ended September 30, 2011)

			Average Annual
			Since Commencement
		Average Annual	of Operations
	One Year	Five Year	(March 23, 2004)**
Rising Dividend Growth Fund — Class A	0.95%	3.59%	5.38%
Rising Dividend Growth Fund — Class A (after deduction of sales load)***	-4.86%	2.37%	4.56%
S&P 500@ Index****	1.14%	-1.18%	2.51%
Total annual operating expenses for Class A shares for the fiscal year ended September 30, 2010, as disclosed in the Fund’s prospectus, were 1.87% of average daily net assets (1.65% after fee waivers/expense reimbursements by the Advisor, which excluded the effect of acquired fund fees). The Advisor contractually has agreed to waive its fee and/or cap certain expenses (excluding acquired fund fees, brokerage, and certain other costs) of the Fund so that the net operating expenses of the Fund’s Class A shares do not exceed 1.65%. This Expense Limitation Agreement will stay in place until January 31, 2012, although it may be terminated by the Trust at any time. It may be reviewed, modified or discontinued thereafter.
Total Returns*
(for the periods ended September 30, 2011)

			Average Annual
			Since Commencement
		Average Annual	of Operations
	One Year	Five Year	(April 14, 2005)
Rising Dividend Growth Fund — Class C	0.51%	3.10%	4.77%
Rising Dividend Growth Fund — Class C (after deduction of sales load)***	0.51%	3.10%	4.77%
S&P 500@ Index****	1.14%	-1.18%	1.68%
Total annual operating expenses for Class C shares for the fiscal year ended September 30, 2010, as disclosed in the Fund’s prospectus, were 2.47% of average daily net assets (2.25% after fee waivers/expense reimbursements by the Advisor, which excluded the effect of acquired fund fees). The Advisor contractually has agreed to waive its fee and/or cap certain expenses (excluding acquired fund fees, brokerage, and certain other costs) of the Fund so that the net operating expenses of the Fund’s Class C shares do not exceed 2.25%. This Expense Limitation Agreement will stay in place until January 31, 2012, although it may be terminated by the Trust at any time. It may be reviewed, modified or discontinued thereafter.
Total Returns*
(for the periods ended September 30, 2011)

			Average Annual
			Since Commencement
		Average Annual	of Operations
	One Year	Five Year	(March 21, 2007)
Rising Dividend Growth Fund — Class I	1.47%	6.77%	2.85%
S&P 500@ Index****	1.14%	1.23%	-2.68%
Total annual operating expenses for Class I shares for the fiscal year ended September 30, 2010, as disclosed in the Fund’s prospectus, were 1.47% of average daily net assets (1.25% after fee waivers/expense reimbursements by the Advisor, which excluded the effect of acquired fund fees). The Advisor contractually has agreed to waive its fee and/or cap certain expenses (excluding acquired fund fees, brokerage, and certain other costs) of the Fund so that the net operating expenses of the Fund’s Class I shares do not exceed 1.25%. This Expense Limitation Agreement will stay in place until January 31, 2012, although it may be terminated by the Trust at any time. It may be reviewed, modified or discontinued thereafter.

THE PERFORMANCE QUOTED REPRESENTS PAST PERFORMANCE, WHICH DOES NOT GUARANTEE FUTURE RESULTS. The investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares. Current performance of the Fund may be lower or higher than the performance quoted. For more information on the Fund, and to obtain performance data current to the most recent month end or to request a prospectus, please call (888) 826-2520 or visit www.dividendgrowthadvisors.com.
You should carefully consider the investment objectives, potential risk, management fees, and charges and expenses of the Fund before investing. The Fund’s prospectus contains this and other information about the Fund, and should be read carefully before investing.
* Return figures reflect any change in price per share and assume the reinvestment of all dividends and distributions.
** Class A commenced operations on March 18, 2004. For performance calculations, the inception date is March 23, 2004, the date the Fund first began to invest in accordance with its stated objective.
*** In compliance with SEC guidelines, these returns reflect the deduction of maximum sales charges and other recurring fees. Class A Shares have a maximum up-front sales charge of 5.75% that you pay when you buy your shares. The front-end sales charge for the Class A Shares decreases with the amount you invest and is included in the offering price. The 1.00% contingent deferred sales charge (“CDSC”) for Class A shares applies to redemptions that occur within one year from the date of purchase on purchase amounts of $1,000,000 or more. The 1.00% CDSC for Class C shares applies to redemptions that occur within one year from the date of purchase of such shares. This CDSC is only applicable on Class C shares that are redeemed in accounts that are established after March 1, 2010. The 1.00% redemption fee for Class A and Class C Shares applies only to redemptions within 60 days of acquisition. The fee is not applied to shares acquired through reinvestment of dividends or distributions.
**** The S&P 500® Index is an unmanaged benchmark that assumes reinvestment of all distributions and excludes the effect of taxes and fees. The Index is a widely recognized unmanaged index representative of broader markets and ranges of securities than are found in the Fund’s portfolio. Individuals cannot invest directly in the Index; however, an individual can invest in exchange-traded funds or other investment vehicles that attempt to track the performance of a benchmark index.

The results shown for the Fund include reinvested distributions, applicable sales charges, fund expenses and management fees, and are shown before taxes on fund distributions and sale of fund shares. There is no sales charge on dividends or capital gain distributions that are reinvested in additional shares. The market indexes are unmanaged, do not reflect sales charges, commissions or expenses, or the effects of taxes. You cannot invest directly into an index. The performance quoted represents past performance, which does not guarantee future results. Investment returns and principal values will fluctuate so that your shares, when redeemed, may be worth more or less than their original purchase price. Current performance of the Fund may be lower or higher than the performance quoted. Performance data current to the most recent month end may be obtained by calling (888) 826-2520 or visiting www.dividendgrowthadvisors.com.
The Fund’s investment objectives, risks, charges and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company and may be obtained by calling (888) 826-2520. Please read it carefully before investing.
The Fund is distributed by Unified Financial Securities, Inc., Member FINRA.

Fund Holdings — (Unaudited)
     1  As a percent of net assets.
The Fund attempts to achieve its investment objective of long-term growth of capital and current income by investing in equity securities of domestic and foreign companies that have increased their dividend payments to shareholders for each of the past ten years or more.
Regardless of industry, the Fund invests at least 80% of its assets in equity securities of dividend-paying domestic and foreign companies whose market capitalization is at least $500 million and that have increased their dividend payments to stockholders for each of the past ten years or more. The Fund is non-diversified and normally concentrates its investments in a group of 25-50 of such companies. The Fund is a growth and income fund with a long-term investment philosophy.
Availability of Portfolio Schedule
The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Qs are available at the SEC’s website at www.sec.gov. The Fund’s Form N-Qs may be reviewed and copied at the Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.
Summary of Fund’s Expenses — (Unaudited)
As a shareholder of the Fund, you incur two types of costs: (i) transaction costs, including sales charges (loads) on purchase payments or contingent deferred sales charges and/or redemption fees on certain redemptions and (ii) ongoing costs, including management fees, distribution fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.
The Example is based on an investment of $1,000 invested at the beginning of the period, April 1, 2011 and held for the six months ended September 30, 2011.

Actual Expenses
The first line of each table provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.60), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.
Hypothetical Example for Comparison Purposes
The second line of each table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which are not the Fund’s actual returns. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.
Expenses shown are meant to highlight your ongoing costs only and do not reflect any transactional costs such as the sales loads on purchase payments, contingent deferred sales charges, and/or redemption fees on certain redemptions. Therefore, the second line of the table below is useful for comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. If addition, if these transactional costs were included, your costs would have been higher.

		Ending	Expenses Paid
	Beginning	Account Value	During Period
Rising Dividend Growth Fund	Account Value	September 30,	April 1, 2011 -
Class A	April 1, 2011	2011	September 30, 2011*
Actual	$1,000.00	$901.36	$7.87
Hypothetical**	$1,000.00	$1,016.79	$8.34

		Ending	Expenses Paid
	Beginning	Account Value	During Period
Rising Dividend Growth Fund	Account Value	September 30,	April 1, 2011 -
Class C	April 1, 2011	2011	September 30, 2011***
Actual	$1,000.00	$900.06	$10.74
Hypothetical**	$1,000.00	$1,013.77	$11.38

		Ending	Expenses Paid
	Beginning	Account Value	During Period
Rising Dividend Growth Fund	Account Value	September 30,	April 1, 2011 -
Class I	April 1, 2011	2011	September 30, 2011****
Actual	$1,000.00	$904.10	$5.98
Hypothetical**	$1,000.00	$1,018.79	$6.34

*Expenses are equal to Class A’s annualized net expense ratio of 1.65%, multiplied by the average account value over the period, multiplied by 183/365 (to reflect the partial year period).

**Assumes a 5.00% return before expenses.

***Expenses are equal to Class C’s annualized expense ratio of 2.25%, multiplied by the average account value over the period, multiplied by 183/365 (to reflect the partial year period).

****Expenses are equal to Class I’s annualized expense ratio of 1.25%, multiplied by the average account value over the period, multiplied by 183/365 (to reflect the partial year period).

Dividend Growth Trust
Rising Dividend Growth Fund
Schedule of Investments
September 30, 2011

Common Stocks/Master Limited Partnerships - 81.47%	Shares	Value
Aircraft Engines & Engine Parts - 1.38%
United Technologies Corp.	26,400	$1,857,504

Bituminous Coal & Lignite Surface Mining - 1.61%
Natural Resource Partners, L.P.	85,200	2,160,672

Bottled & Canned Soft Drinks Carbonated Waters - 1.91%
Coca-Cola Co. / The	38,000	2,567,280

Computer & Office Equipment - 4.02%
International Business Machines Corp. (IBM)	30,800	5,390,924

Crude Petroleum & Natural Gas - 3.25%
Linn Energy, LLC	122,300	4,361,218

Fire, Marine, & Casualty Insurance - 1.82%
HCC Insurance Holdings, Inc.	90,400	2,445,320

Food & Kindred Products - 3.45%
Nestle SA (a)	83,950	4,625,645

General Industrial Machinery & Equipment - 1.08%
Illinois Tool Works, Inc.	35,000	1,456,000

Industrial Inorganic Chemicals - 3.20%
Praxair, Inc.	45,900	4,290,732

Industrial Instruments for Measurement, Display, & Control - 3.10%
Roper Industries, Inc.	60,400	4,162,164

Investment Advice - 2.46%
Franklin Resources, Inc.	34,500	3,299,580

Men’s & Boy’s Furnishings, Work Clothing, and Allied Garments - 2.40%
VF Corp.	26,500	3,220,280

Miscellaneous Food Preparations & Kindred Products - 1.82%
McCormick & Co., Inc. (b)	53,000	2,446,480

Natural Gas Transmission - 7.99%
DCP Midstream Partners, L.P.	25,000	1,000,500
El Paso Pipeline Partners, L.P.	52,000	1,844,440
Energy Transfer Equity, L.P.	64,000	2,225,920
Enterprise Products Partners, L.P.	62,400	2,505,360
Williams Partners, L.P.	58,000	3,145,920

		10,722,140

See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Schedule of Investments — continued
September 30, 2011

Common Stocks/Master Limited Partnerships - 81.47% - continued	Shares	Value
Orthopedic, Prosthetic & Surgical Appliances & Supplies - 1.65%
Mine Safety Appliances Co.	82,000	$2,210,720

Pharmaceutical Preparations - 9.04%
Novartis AG (a)	48,000	2,676,960
Novo-Nordisk A/S (a)	54,300	5,403,936
Teva Pharmaceutical Industries, Ltd. (a)	109,000	4,056,980

		12,137,876

Pipe Lines (No Natural Gas) - 5.43%
Magellan Midstream Partners, L.P.	35,700	2,156,280
NuStar GP Holdings, LLC.	57,000	1,747,620
Plains All American Pipeline, L.P.	33,500	1,973,820
Sunoco Logistics Partners, L.P.	16,000	1,415,840

		7,293,560

Radio Telephone Communications - 3.11%
Vodafone Group, Plc. (a)	163,000	4,180,950

Railroads — Line-Haul Operating - 3.16%
Canadian National Railway Co.	36,100	2,403,538
Norfolk Southern Corp.	30,000	1,830,600

		4,234,138

Retail — Building Materials, Hardware, Garden Supply - 1.92%
Fastenal Co.	77,600	2,582,528

Retail — Drug Stores and Proprietary Stores - 1.63%
Walgreen Co.	66,600	2,190,474

Retail — Eating Places - 4.06%
McDonald’s Corp.	62,000	5,444,840

Retail — Family Clothing Stores - 3.32%
Ross Stores, Inc.	32,000	2,518,080
TJX Companies, Inc. / The	35,000	1,941,450

		4,459,530

Services — Computer Processing & Data Preparation - 1.46%
Automatic Data Processing, Inc.	41,600	1,961,440

See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Schedule of Investments — continued
September 30, 2011

Common Stocks/Master Limited Partnerships - 81.47% - continued	Shares	Value
Steel Works, Blast Furnaces, Rolling Mills - 2.36%
Nucor Corp.	100,100	$3,167,164

Surgical & Medical Instruments & Apparatus - 1.17%
Becton, Dickinson & Co.	21,400	1,569,048

Telephone Communications (No Radio Telephone) - 1.68%
CenturyLink, Inc.	68,000	2,252,160

Wholesale — Drugs Proprietaries & Druggists’ Sundries - 1.99%
Cardinal Health, Inc.	63,900	2,676,132

TOTAL COMMON STOCKS/MASTER LIMITED PARTNERSHIPS (Cost $98,933,696)		109,366,499

Money Market Securities - 18.28%
Fidelity Institutional Money Market Portfolio — Institutional Shares, 0.16% (c)	24,534,862	24,534,862

TOTAL MONEY MARKET SECURITIES (Cost $24,534,862)		24,534,862

TOTAL INVESTMENTS (Cost $123,468,558) - 99.75%		$133,901,361

Assets in excess of other liabilities - 0.25%		332,253

TOTAL NET ASSETS - 100.00%		$134,233,614

(a)	American Depositary Receipt.

(b)	Non-voting shares

(c)	Variable rate security; the money market rate shown represents the seven-day yield at September 30, 2011.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Statement of Assets and Liabilities
September 30, 2011

Assets
Investments in securities, at value (cost $123,468,558)	$133,901,361
Cash	63,615
Interest receivable	2,847
Dividends receivable	127,668
Receivable for fund shares sold	393,681
Tax reclaim receivable	24,808
Prepaid expenses	22,019

Total assets	134,535,999

Liabilities
Payable due to Advisor (a)	75,573
Payable for fund shares redeemed	126,027
Accrued 12b-1 fees	33,565
Other accrued expenses	67,220

Total liabilities	302,385

Net Assets	$134,233,614

Net Assets consist of:
Paid in capital	$129,728,629
Accumulated net investment income (loss)	(956,252)
Accumulated net realized gain (loss) on investments	(4,971,566)
Net unrealized appreciation (depreciation) on investments	10,432,803

Net Assets	$134,233,614

Net Assets: Class A	$66,336,112

Shares outstanding (unlimited number of shares authorized, with par value of $0.001)	5,175,667

Net asset value per share	$12.82

Maximum offering price per share ($12.82 / 94.25%)	$13.60

Minimum redemption price per share ($12.82 * 98.00%) (b) (c)	$12.56

Net Assets: Class C	$12,332,358

Shares outstanding (unlimited number of shares authorized, with par value of $0.001)	950,772

Net asset value and offering price per share	$12.97

Minimum redemption price per share ($12.97 * 98.00%) (c) (d)	$12.71

Net Assets: Class I	$55,565,144

Shares outstanding (unlimited number of shares authorized, with par value of $0.001)	4,255,905

Net asset value, offering and redemption price per share	$13.06

(a)	See Note 5 in the Notes to the Financial Statements.

(b)	A contingent deferred sales charge (“CDSC”) of 1.00% may be charged on redemptions of accounts greater than $1,000,000 redeemed within 12 months of purchase.

(c)	A redemption fee of 1.00% may be charged on redemptions of shares within 60 days of purchase.

(d)	A contingent deferred sales charge (“CDSC”) of 1.00% for Class C shares applies to redemptions that occur within one year from the date of purchase of such shares. This CDSC is only applicable on Class C shares that are redeemed in accounts that are established after March 1, 2010.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Statement of Operations
For the fiscal year ended September 30, 2011

Investment Income
Dividend income (net of foreign withholding taxes of $66,552) (a)	$1,841,376
Interest income	21,985

Total Investment Income	1,863,361

Expenses
Investment advisor fee (b)	790,449
12b-1 fees (Class A — $242,820; Class C — $85,020)	327,840
Transfer agent expenses	132,176
Administration expenses	99,358
Registration expenses	63,038
Fund accounting expenses	52,856
Miscellaneous expenses	48,000
Legal expenses	45,104
Custody expenses	24,751
Printing expenses	23,605
Auditing expenses	21,502
Trustee expenses	19,996
Insurance expenses	16,536
24f-2 expenses	8,835
Pricing expenses	3,048

Total Expenses	1,677,094
Advisor fees waived (b)	(29,073)

Net operating expenses	1,648,021

Net Investment Income	215,340

Realized & Unrealized Gain (Loss) on Investments
Net realized gain (loss) on investment securities	1,424,260
Change in unrealized appreciation (depreciation) on investment securities	(6,143,424)

Net realized and unrealized gain (loss) on investment securities	(4,719,164)

Net increase (decrease) in net assets resulting from operations	$(4,503,824)

(a)	Dividend income is net of $1,130,836 of return of capital distributions and passive income/losses from master limited partnerships.

(b)	See Note 5 in the Notes to the Financial Statements.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Statements of Changes In Net Assets

	Fiscal Year Ended	Fiscal Year Ended
	September 30,	September 30,
	2011	2010
Operations
Net investment income (loss)	$215,340	$30,524
Net realized gain (loss) on investment securities	1,424,260	2,561,507
Change in unrealized appreciation (depreciation) on investment securities	(6,143,424)	7,742,139

Net increase (decrease) in net assets resulting from operations	(4,503,824)	10,334,170

Distributions
From net investment income, Class A	(115,140)	(21,480)
From net investment income, Class C	(12,196)	(1,204)
From net investment income, Class I	(88,004)	(7,840)
From return of capital distributions, Class A	(677,859)	—
From return of capital distributions, Class C	(71,800)	—
From return of capital distributions, Class I	(518,108)	—
Distributions in excess of net investment income, Class A	(373,251)	(633,556)
Distributions in excess of net investment income, Class C	(39,535)	(35,513)
Distributions in excess of net investment income, Class I	(285,287)	(231,257)

Total distributions	(2,181,180)	(930,850)

Capital Share Transactions (a)
Proceeds from shares sold
Class A	31,587,156	5,866,898
Class C	10,358,715	787,346
Class I	47,291,995	9,676,044
Reinvestment of distributions
Class A	1,027,438	603,630
Class C	113,082	33,426
Class I	594,713	146,220
Amount paid for shares redeemed
Class A (b)	(9,809,998)	(7,074,966)
Class C (c)	(1,807,526)	(922,016)
Class I	(6,988,181)	(6,491,921)

Net increase (decrease) in net assets resulting from share transactions	72,367,394	2,624,661

Total Increase (Decrease) in Net Assets	65,682,390	12,027,981

(a)	See Note 1 in the Notes to the Financial Statements.

(b)	Redemption fees of $13,744 and $2,297, respectively, retained by the Fund are included.

(c)	Redemption fees of $4,801 and $29, respectively, retained by the Fund are included.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Statements of Changes In Net Assets — continued

	Fiscal Year Ended	Fiscal Year Ended
	September 30,	September 30,
	2011	2010
Net Assets
Beginning of year	68,551,224	56,523,243

End of year	$134,233,614	$68,551,224

Accumulated net investment income (loss) included in net assets	$(956,252)	$(257,884)

Capital Share Transactions — A Shares (a)
Shares sold	2,256,075	477,083
Shares issued in reinvestment of distributions	74,302	49,424
Shares redeemed	(708,543)	(586,126)

Net increase (decrease) from capital share transactions	1,621,834	(59,619)

Capital Share Transactions — C Shares (a)
Shares sold	729,959	63,388
Shares issued in reinvestment of distributions	8,117	2,724
Shares redeemed	(127,875)	(75,496)

Net increase (decrease) from capital share transactions	610,201	(9,384)

Capital Share Transactions — I Shares (a)
Shares sold	3,341,383	781,290
Shares issued in reinvestment of distributions	42,571	11,739
Shares redeemed	(502,803)	(541,198)

Net increase (decrease) from capital share transactions	2,881,151	251,831

(a)	See Note 1 in the Notes to the Financial Statements.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund — Class A
Financial Highlights
For a share outstanding during each year

	For the fiscal year ended September 30,
	2011	2010	2009	2008	2007
Selected Per Share Data
Net asset value, beginning of year	$12.94	$11.07	$11.31	$13.60	$12.06

Income from investment operations
Net investment income (loss)	0.02 (a)	0.01	0.04	(0.01)	0.02
Net realized and unrealized gain (loss)	0.12	2.05	(0.04)	(1.95)	1.93

Total from investment operations	0.14	2.06	0.00	(1.96)	1.95

Less Distributions to shareholders:
From net investment income	(0.03)	(0.01)	(0.06)	—	(0.02)
From net realized gain	—	—	—	(0.05)	(0.23)
From tax return of capital	(0.15)	—	(0.10)	(0.27)	(0.12)
In excess of net investment income	(0.08)	(0.18)	(0.08)	(0.01)	(0.04)

Total distributions	(0.26)	(0.19)	(0.24)	(0.33)	(0.41)

Paid in capital from redemption fees (b)	—	—	—	—	—

Net asset value, end of year	$12.82	$12.94	$11.07	$11.31	$13.60

Total Return (c)	0.95%	18.69%	0.33%	-14.63%	16.25%
Ratios and Supplemental Data
Net assets, end of year (000)	$66,336	$46,003	$39,998	$45,894	$63,827
Ratio of expenses to average net assets	1.65%	1.65%	1.65%	1.65%	1.65%
Ratio of expenses to average net assets before waiver & reimbursement or recoupment	1.68%	1.86%	1.92%	1.56%	1.94%
Ratio of net investment income (loss) to average net assets	0.12%	0.01%	0.51%	(0.05)%	0.19%
Ratio of net investment income (loss) to average net assets before waiver & reimbursement or recoupment	0.09%	(0.20)%	0.24%	0.04%	(0.11)%
Portfolio turnover rate	51.85%	24.84%	39.40%	24.66%	31.09%

(a)	Per share net investment income has been calculated using the average shares method.

(b)	Redemption fees resulted in less than $0.005 per share in each year.

(c)	Total return in the above table represents the rate that an investor (invested for the entire year) would have earned on an investment in the Fund, assuming reinvestment of dividends. Returns shown exclude the effect of the sales load.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund — Class C
Financial Highlights
For a share outstanding during each year

	For the fiscal year ended September 30,
	2011	2010	2009	2008	2007
Selected Per Share Data
Net asset value, beginning of year	$13.08	$11.14	$11.39	$13.62	$12.08

Income from investment operations
Net investment income (loss)	(0.07) (a)	(0.07)	(0.02)	(0.08)	—
Net realized and unrealized gain (loss)	0.15	2.12	(0.05)	(1.95)	1.85

Total from investment operations	0.08	2.05	(0.07)	(2.03)	1.85

Less distributions to shareholders:
From net investment income	(0.02)	— (b)	(0.04)	—	—
From net realized gain	—	—	—	(0.05)	(0.23)
From tax return of capital	(0.11)	—	(0.08)	(0.15)	(0.06)
In excess of net investment income	(0.06)	(0.11)	(0.06)	(0.00) (b)	(0.02)

Total distributions	(0.19)	(0.11)	(0.18)	(0.20)	(0.31)

Paid in capital from redemption fees (c)	—	—	—	—	—

Net asset value, end of year	$12.97	$13.08	$11.14	$11.39	$13.62

Total Return (d)	0.51%	18.50%	-0.37%	-15.04%	15.55%
Ratios and Supplemental Data
Net assets, end of year (000)	$12,332	$4,456	$3,898	$4,338	$5,505
Ratio of expenses to average net assets	2.25%	2.25%	2.25%	2.25%	2.25%
Ratio of expenses to average net assets before waiver & reimbursement or recoupment	2.28%	2.46%	2.52%	2.03%	2.54%
Ratio of net investment income (loss) to average net assets	(0.48)%	(0.59)%	(0.10)%	(0.64)%	(0.41)%
Ratio of net investment income (loss) to average net assets before waiver & reimbursement or recoupment	(0.51)%	(0.80)%	(0.37)%	(0.42)%	(0.71)%
Portfolio turnover rate	51.85%	24.84%	39.40%	24.66%	31.09%

(a)	Per share net investment income has been calculated using the average shares method.

(b)	Less than $0.01 per share.

(c)	Redemption fees resulted in less than $0.005 per share in each year.

(d)	Total return in the above table represents the rate that an investor (invested for the entire period) would have earned on an investment in the Fund, assuming reinvestment of dividends. Returns shown exclude the effect of the sales load.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
     Rising Dividend Growth Fund — Class I
Financial Highlights
For a share outstanding during each period

					For the period
					ended
	For the fiscal year ended September 30,				September 30,
	2011	2010	2009	2008	2007(a)
Selected Per Share Data
Net asset value, beginning of period	$13.16	$11.25	$11.50	$13.85	$12.80

Income from investment operations
Net investment income	0.07 (b)	0.10	0.09	0.09	0.01
Net realized and unrealized gain (loss)	0.14	2.05	(0.06)	(2.00)	1.10

Total from investment operations	0.21	2.15	0.03	(1.91)	1.11

Less distributions to shareholders:
From net investment income	(0.03)	(0.01)	(0.07)	—	(0.01)
From net realized gain	—	—	—	(0.05)	—
From tax return of capital	(0.18)	—	(0.12)	(0.37)	(0.04)
In excess of net investment income	(0.10)	(0.23)	(0.09)	(0.02)	(0.01)

Total distributions	(0.31)	(0.24)	(0.28)	(0.44)	(0.06)

Net asset value, end of period	$13.06	$13.16	$11.25	$11.50	$13.85

Total Return (c)	1.47%	19.21%	0.63%	-14.08%	8.61%	(d)

Ratios and Supplemental Data
Net assets, end of period (000)	$55,565	$18,092	$12,628	$11,153	$6,548
Ratio of expenses to average net assets	1.25%	1.25%	1.25%	1.25%	1.25%	(e)
Ratio of expenses to average net assets before waiver & reimbursement	1.28%	1.46%	1.52%	1.44%	1.54%	(e)
Ratio of net investment income (loss) to average net assets	0.51%	0.41%	0.97%	0.40%	(0.59)%	(e)
Ratio of net investment income (loss) to average net assets before waiver & reimbursement	0.48%	0.20%	0.70%	0.21%	(0.29)%	(e)
Portfolio turnover rate	51.85%	24.84%	39.40%	24.66%	31.09%	(d)

(a)	March 21, 2007 (Commencement of Operations) through September 30, 2007.

(b)	Per share net investment income has been calculated using the average shares method.

(c)	Total return in the above table represents the rate that an investor (invested for the entire period) would have earned on an investment in the Fund, assuming reinvestment of dividends.

(d)	Not annualized.

(e)	Annualized.
See accompanying notes which are an integral part of these financial statements.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements
September 30, 2011
NOTE 1. ORGANIZATION
Dividend Growth Trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Trust was organized as a Delaware business trust (now a “statutory trust”) on July 14, 1999.
The Trust is authorized to issue an unlimited number of shares of beneficial interest of $.001 par value. The Trust currently offers shares of the Rising Dividend Growth Fund (“Fund”), which is a non-diversified series of the Trust. Prior to April 14, 2005, the Fund offered Class A shares only. Commencement of operations for Class A Shares was March 18, 2004; for Class C Shares was April 14, 2005; and Class I Shares was March 21, 2007. The Fund currently offers three Classes of shares (“Class A”, “Class C,” and “Class I”). Each Class of shares has equal rights as to earnings, assets and voting privileges, except that each Class bears different distribution expenses. Each Class of shares has exclusive voting rights with respect to matters that affect only that Class. Income, expenses (other than expenses attributable to a specific Class) and realized and unrealized gains or losses on investments are allocated to each Class of shares based on relative net assets.
The Fund seeks long-term growth of capital and current income by investing primarily in common stocks and master limited partnerships of domestic and foreign companies that have increased their dividend payments to shareholders each year for the past ten years or more. The Fund normally concentrates its investments in a group of 25-50 common stocks. Due to the inherent risk in any investment program, the Fund cannot ensure that its investment objectives will be realized.
NOTE 2. INDEMNIFICATION
Under the Trust’s organizational documents each trustee, officer, employee, manager or other agent of the Trust is indemnified against certain liabilities that may arise out of the performance of their duties to the Trust and the Fund. Additionally, in the normal course of business, the Fund enters into contracts that contain a variety of representations, which provide general indemnification. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, the Fund expects the risk of loss to be remote.
NOTE 3. SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies followed by the Fund in the preparation of its financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Security Valuation — All investments in securities are recorded at their estimated fair value as described in note 4.
When market quotations are not readily available, when Dividend Growth Advisors, LLC (“Advisor” or “DGA”) determines that the market quotation or the price provided by the pricing service does not accurately reflect the current market value or when restricted or illiquid securities are being valued, such securities are valued as determined in good faith by the Advisor, according to guidelines established by the Board. As a general principle, the current fair value of a security being valued by the Advisor would be the amount which the Fund might reasonably expect to receive upon a current sale. Methods which are in accord with this principle may, for example, be based on, among other factors, a multiple of earnings, a discount from market of a similar freely traded security, or yield to maturity with respect to debt issues. Fair value determinations will not be based on what the Advisor believes that a buyer may pay at a later time, such as when market conditions change or when the market ultimately recognizes a security’s true value as perceived by the Advisor. Similarly, bonds and other instruments may not be fair valued at par based on the expectation that the Fund will hold the investment until maturity.
Federal Income Taxes — There is no provision for federal income tax. The Fund intends to qualify each year as a “regulated investment company” under subchapter M of the Internal Revenue Code of 1986, as amended, by distributing substantially all of its net investment income and net realized capital gains, if any, annually. If the required amount of net investment income is not distributed, the Fund could incur a tax expense.
As of and during the fiscal year ended September 30, 2011, the Fund did not have a liability for any unrecognized tax benefits. The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. During the year the Fund did not incur any interest and penalties. The statute of limitations on the Fund’s tax returns remains open for the years ended September 30, 2008 through September 30, 2010. Management has considered uncertain tax positions for all open tax years, and concluded that there are none.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 3. SIGNIFICANT ACCOUNTING POLICIES — continued
Security Transactions and Related Income — The Fund follows industry practice and records security transactions on the trade date. The specific identification method is used for determining gains or losses for financial statements and income tax purposes. Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Dividend income and distributions from Master Limited Partnerships (“MLPs”) are recorded on the ex-dividend date. Distributions received from the Fund’s investments in MLPs generally are recorded as a return of capital, reducing the cost basis of the associated MLP investment. Income or loss from the MLP investments is recorded upon receipt of the MLP’s K-1.
Dividends and Distributions — The Fund typically distributes substantially all of its net investment income in the form of dividends and taxable capital gains to its shareholders. Dividends to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. The treatment for financial reporting purposes of distributions made to shareholders during the year from net investment income or net realized capital gains may differ from their ultimate treatment for federal income tax purposes. These differences are caused primarily by differences in the timing of the recognition of certain components of income, expense or realized capital gain for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of the net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications will have no effect on net assets, results of operations or net asset values per share of the Fund. GAAP requires that certain components of the net assets be reclassified between financial and tax reporting. Those reclassifications have no effect on the net assets or the net asset value per share.
Subsequent Events - Management has evaluated subsequent events and determined there were no material subsequent events.
NOTE 4. SECURITIES VALUATION AND FAIR VALUE MEASUREMENTS
Fair value is defined as the price that a Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. GAAP establishes a three-tier hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes.
Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, for example, the risk inherent in a particular valuation technique used to measure fair value including such a pricing model and/or the risk inherent in the inputs to the valuation technique. Inputs may be observable or unobservable. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 4. SECURITIES VALUATION AND FAIR VALUE MEASUREMENTS — continued
Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels listed below.
•	Level 1 — quoted prices in active markets for identical securities

•	Level 2 — other significant observable inputs (including, but not limited to, quoted prices for an identical security in an inactive market, quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining fair value of investments based on the best information available)
The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety, is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
Equity securities, including common stock and master limited partnerships, are generally valued by using market quotations, but may be valued on the basis of prices furnished by a pricing service when the Advisor believes such prices more accurately reflect the fair value of such securities. Securities that are traded on any stock exchange are generally valued by the pricing service at the last quoted sale price. Lacking a last sale price, an exchange traded security is generally valued by the pricing service at its last bid price. Securities traded in the NASDAQ over-the-counter market are generally valued by the pricing service at the NASDAQ Official Closing Price. When using the market quotations or close prices provided by the pricing service and when the market is considered active, the security will generally be classified as a Level 1 security. Sometimes, an equity security owned by the Fund will be valued by the pricing service with factors other than market quotations or when the market is considered inactive. When this happens, the security will generally be classified as a Level 2 security. When market quotations are not readily available, when the Advisor determines that the market quotation or the price provided by the pricing service does not accurately reflect the current fair value, or when restricted or illiquid securities are being valued, such securities are valued as determined in good faith by the Advisor, in conformity with guidelines adopted by and subject to review by the Board. These securities will generally be categorized as Level 3 securities.
Investments in mutual funds, including money market mutual funds, are generally priced at the ending net asset value (NAV) provided by the service agent of the funds. These securities will be categorized as Level 1 securities.
Short-term investments in fixed income securities, (those with maturities of less than 60 days when acquired, or which subsequently are within 60 days of maturity), are valued by using the amortized cost method of valuation, which the Board has determined will represent fair value. These securities will be classified as Level 2 securities.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 4. SECURITIES VALUATION AND FAIR VALUE MEASUREMENTS — continued
The following is a summary of the inputs used to value the Fund’s investments as of September 30, 2011:

	Valuation Inputs
		Level 2 - Other	Level 3 -
	Level 1 - Quoted	Significant	Significant
	Prices in Active	Observable	Unobservable
Investments	Markets	Inputs	Inputs	Total
Common Stocks*	$63,884,438	$—	$—	$63,884,438

American Depositary Receipts*	20,944,471	—	—	20,944,471

Master Limited Partnerships*	24,537,590	—	—	24,537,590

Money Market Securities	24,534,862	—	—	24,534,862

Total	$133,901,361	$—	$—	$133,901,361

*	Refer to the Schedule of Investments for industry classifications.
The Fund did not hold any investments at any time during the reporting period in which significant unobservable inputs were used in determining fair value; therefore, no reconciliation of Level 3 securities is included for this reporting period. The Fund did not hold any derivative instruments during the reporting period. During the year ended September 30, 2011, there were no significant transfers between levels.
NOTE 5. FEES AND OTHER TRANSACTIONS WITH SERVICE PROVIDERS
The Trust retains DGA as the Fund’s investment advisor. The Advisor manages the investments of the Fund in accordance with the Fund’s investment objectives, policies and limitations. Pursuant to the terms of the Investment Advisory Agreement, the Advisor has full discretion to manage the assets of the Fund in accordance with its investment objective. As compensation for its investment management services, the Fund is obligated to pay the Advisor a fee computed and accrued daily and paid monthly at an annual rate of 0.75% of the Fund’s average daily net assets. The Advisor has also agreed to waive its advisory fees or reimburse other Fund expenses so that the Fund’s annual operating expenses will not exceed 1.65% for Class A shares, 2.25% for Class C shares, and 1.25% for Class I shares of the average daily net assets of the respective class (excluding brokerage and other investment-related costs, interest, taxes, dues, fees, costs of qualifying the Fund’s shares for sales and extraordinary expenses and the fees and expenses associated with acquired funds). For the fiscal year ended September 30, 2011, the Advisor earned fees of $790,449 and waived fees of $29,073. At September 30, 2011, there was a net payable due to the Advisor in the amount of $75,573. The Advisor is entitled to reimbursement of fees waived or reimbursed to the Fund if the actual operating expense ratios falls below the expense limits that were in place at the time such waivers and reimbursements occurred. The total amount of reimbursement recoverable by the Advisor is the sum of all fees previously waived or remitted by the Advisor to the Fund during any of the previous three years, less any reimbursement previously paid by the Fund to the Advisor with respect to waivers, reductions, and payments made with respect to the Fund. The waived fees related to operating expenses subject to recovery, at September 30, 2011 were as follows and may not be ratably applicable to each class of shares:

Amount	To be repaid by September 30,
$144,352	2012
125,343	2013
29,073	2014
For the fiscal year ended September 30, 2011, $18,357 was permanently waived.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 5. FEES AND OTHER TRANSACTIONS WITH SERVICE PROVIDERS — continued
The Fund retains Huntington Asset Services, Inc. (“HASI”), a wholly owned subsidiary of Huntington Bancshares, Inc. (“Huntington”), to manage the Fund’s business affairs and provide the Fund with administrative services, including all regulatory reporting. For the fiscal year ended September 30, 2011, HASI earned $99,358 for administrative services provided to the Fund.
The Fund also retains HASI to act as the Fund’s transfer agent. HASI maintains the records of each shareholder’s account, answers shareholders’ inquiries concerning their accounts, processes purchases and redemptions of the Fund’s shares, acts as dividend and distribution disbursing agent and performs other transfer agent and shareholder service functions. For the fiscal year ended September 30, 2011, HASI earned fees of $79,800 for transfer agent services provided to the Fund and $52,376 in reimbursement of out-of-pocket expenses incurred in providing transfer agent services to the Fund.
In addition, HASI provides the Fund with fund accounting services, which includes certain monthly reports, record keeping and other management-related services. For the fiscal year ended September 30, 2011, HASI earned $52,856 for fund accounting services provided to the Fund.
The Fund retains Unified Financial Securities, Inc. (the “Distributor”), a wholly owned subsidiary of Huntington, to act as the principal distributor of its shares. Huntington is also the parent company of Huntington National Bank, the Fund’s Custodian.
The Trust, on behalf of the Fund for Class A and Class C Shares, has adopted a Distribution Plan (each “Plan”) pursuant to Rule 12b-1 under the 1940 Act under which it is authorized to compensate the Distributor for payments to dealers or others with distribution fees as follows: Class A Shares: An annual distribution fee of 0.25% and an annual service fee of 0.15% of the Class A Share’s average daily net assets for a total of 0.40%. Class C Shares: An annual distribution fee of 0.75% and an annual service fee of 0.25% of the Class C share’s average daily net assets for a total of 1.00%. The fees payable under each Plan shall be used to compensate the Distributor for any expenses primarily intended to result in the sale of the Fund’s shares, including, but not limited to: payments the Distributor makes to broker-dealers or other financial institutions and industry professionals for providing distribution assistance and administrative support services to the holders of the Fund’s shares, payments made for the preparation, printing and distribution of advertisements and sales literature, and payments made for printing and distributing prospectuses and shareholders reports to other than existing shareholders of the Fund. Class I shares are not subject to rule 12b-1 fees.
The shareholder servicing fees shall be used to pay, among other things: assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Trust on behalf of customers, furnishing personal services and maintaining shareholder accounts, facilitating certain shareholder communications from the Trust to customers, receiving and answering correspondence and aiding in maintaining the investment of the Fund’s shareholders. For the fiscal year ended September 30, 2011, Class A incurred 12b-1 expenses of $242,820 and Class C incurred 12b-1 expenses of $85,020. At September 30, 2011, the Fund owed the Distributor $33,565 for 12b-1 expenses.
Trustees and Officers affiliated with the Advisor are not compensated by the Trust for their services. The Trust does not have any retirement plan for its Trustees. Each Trustee who is not an “interested person” of the Trust, as that term is defined in the 1940 Act, receives $1,500 per regular meeting attended, as well as reimbursement for expenses incurred in connection with attendance at such meetings. The Trustees also receive $500 for each special board meeting attended. The Independent Chairman of the Board receives an additional $500 per meeting. The Chairman of the Audit Committee and the Chairman of the Nomination and Governance Committee each receives $500 per committee meeting chaired, respectively, for acting as Chairmen of such Committees.
The Law Offices of John H. Lively and Associates, Inc., a member firm of The 1940 Act Law Group, serves as legal counsel to the Trust. John H. Lively, Secretary of the Trust, is the owner of The Law Offices of John H. Lively & Associates, Inc., but he receives no direct compensation from the Trust or the Funds for serving as an officer of the Trust.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 6. INVESTMENTS
For the fiscal year ended September 30, 2011, purchases and sales of investment securities, other than short-term investments and short-term U.S. government obligations were as follows:

Purchases
Other	$102,886,738
Sales
Other	$49,265,391
At September 30, 2011, the net unrealized appreciation (depreciation) of investments for tax purposes was as follows:

Gross Appreciation	$16,785,000
Gross Depreciation	(7,308,449)

Net Appreciation (Depreciation) on Investments	$9,476,551

At September 30, 2011, the aggregate cost of securities for federal income tax purposes was $124,424,810. The difference between cost amounts for financial statement and federal income tax purposes are due primarily to timing differences in recognizing certain passive losses earned through MLP’s.
NOTE 7. ESTIMATES
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 8. DISTRIBUTIONS TO SHAREHOLDERS
Distributions from net investment income were paid quarterly and totaled $0.03 per share to Class A shareholders, $0.02 per share to Class C shareholders, and $0.03 per share to Class I shareholders. Distributions from tax return of capital were paid quarterly and totaled $0.15 per share to Class A shareholders, $0.11 per share to Class C shareholders, and $0.18 per share to Class I shareholders. Distributions in excess of net investment income were paid quarterly and totaled $0.08 per share to Class A shareholders, $0.06 per share to Class C shareholders, and $0.10 per share to Class I shareholders.
The tax character of distributions paid during the fiscal years ended September 30, 2011 and 2010 is as follows:

Ordinary income	$913,416	$930,850
Return of Capital	1,267,764	—

Total distributions paid	$2,181,180	$930,850

     At September 30, 2011, the components of distributable earnings on a tax basis were as follows:

Capital loss carryforwards (see Note 9)	$(4,971,566)
Unrealized appreciation	9,476,551
Distributable earnings	$4,504,985

The differences between book basis and tax basis undistributed amounts result from differences in recognizing certain passive losses earned through MLPs and the treatment of capital loss carryforwards not yet available for tax purposes.
For the year ended September 30, 2011, the Fund made the following reclassifications relating to permanent book/tax differences resulting from re-characterization of gains/(losses) on the sale of various Master Limited Partnership holdings:

Accumulated	Accumulated
Net Investment Income (Loss)	Net Realized Gain (Loss)
$(295)	$295
NOTE 9. CAPITAL LOSS CARRYFORWARDS
At September 30, 2011, for federal income tax purposes, the Fund has capital loss carryforwards available to offset future capital gains, if any, in the following amounts:

Expiring
Amount	September 30,
4,971,566	2018
Capital loss carryforwards are available to offset future realized capital gains. To the extent that these carryforwards are used to offset future capital gains, the amount offset will not be distributed to shareholders.

Dividend Growth Trust
Rising Dividend Growth Fund
Notes to the Financial Statements — continued
September 30, 2011
NOTE 10. NEW ACCOUNTING PRONOUNCEMENTS
In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-03 “Reconsideration of Effective control for Repurchase Agreements”. The objective of ASU 2011-03 is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. Under previous guidance, whether or not to account for a transaction as a sale was based on, in part, if the entity maintained effective control over the transferred financial assets. ASU 2011-03 removes the transferor’s ability criterion from the effective control assessment. This guidance is effective prospectively for interim and annual reporting periods beginning on or after December 15, 2011. At this time, management is evaluating the implications of ASU No. 2011-03 and its impact on the financial statements has not been determined.
In May 2011, the FASB issued ASU No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU 2011-04 will require reporting entities to disclose quantitative information about the unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 will require reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. At this time, management is evaluating the implications of ASU No. 2011-04 and its impact on the financial statements has not been determined.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees of Dividend Growth Trust
and the Shareholders of Rising Dividend Growth Fund
We have audited the accompanying statement of assets and liabilities of Rising Dividend Growth Fund, a series of shares of Dividend Growth Trust, including the schedule of investments, as of September 30, 2011, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the years and period in the five-year period ended September 30, 2011. These financial statements and financial highlights are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2011 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Rising Dividend Growth Fund as of September 30, 2011, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the years and period in the five-year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.
BBD, LLP
Philadelphia, Pennsylvania
November 28, 2011

BOARD OF TRUSTEES AND OFFICERS — (Unaudited)

Independent Trustees
		Term of Office &
	Position(s) Held	Length of Time	Principal Occupation(s) During Past 5	Funds Overseen	Other Trustee/
Name (Age) and Address*	with the Trust	Served	Years	by Trustee	Directorships Held by Trustee
Roger B. Rainville (67)	Independent Trustee	Indefinite. Since August, 2005	President and Chief Executive Officer of Pioneer Investment Management Shareholder Services Corporation from September 1990 to July 2001. Retired in July 2001 when Pioneer Mutual Funds were acquired by UniCredito Italiano of Milan, Italy.	1	None

Earl L. Mason (64)	Independent Trustee Chairman since December 2005	Indefinite. Since August, 2005	Currently Retired, Former Chairman of the Board, Computer Horizons; Former Lead Director and Chairman of Audit Committee, Earle M. Jorgensen, a metals distributor, from 2002 to 2006.	1	Director, Chair of the Audit Committee, member of the compensation committee, and former director, BWAY Corp., from 2007 to 2010.

William Thomas Smith, Jr. (64)	Independent Trustee	Indefinite. Since August, 2005	Managing Partner, TTV, a venture capital company, from April 2000 to present.	1	Former Director, Green Dot Corp 2000 to 2011, Director Austin Logistics, from 2005 to 2011; Director, E-duction, from 2006 to present; Former Director, Microbilt from 2008 to 2011, Director, Silverpop 2002 to present, Director, E-Wise 2008 to present.

Interested Trustee and Principal Officers
		Term of Office &		Funds
Name (Age) and	Position(s) Held	Length of Time		Overseen by	Other Trustee/
Address*	with the Trust	Served	Principal Occupation(s) During Past 5 Years	Trustee / Officer	Directorships Held by Trustee
Charles Troy Shaver, Jr.** (64)	Interested Trustee, President	Indefinite. Since August, 2005	President, Chief Executive Officer, Chief Compliance Officer, Member and minority owner of Dividend Growth Advisors, LLC, since June 1, 2004.	1	Former Chairman of Spring Island Trust.

Ed Obuchowski (65)	Treasurer and Principal Accounting Officer	Indefinite. Since March, 2008	Chief Operations Officer as of October 2008. Chief Financial Officer, Member and minority owner of Dividend Growth Advisors, LLC since December 2006. Prior to Dividend Growth Advisors, Mr. Obuchowski was SVP and CIO of Alliant Food, and VP of Internal Audit for Compaq Computer from 1998 to 2004.	1	Former member of the Board of Directors of Computer Horizons Corporation

Jere E. Estes (69)	Chief Investment Officer, Assistant Treasurer, Treasurer and Principal Accounting Officer	Indefinite. Since August, 2005	Chief Investment Officer as of October, 2008; Director of Research, Senior Portfolio Manager, Member and Minority Owner, Dividend Growth Advisors, LLC since April 1, 2004.	1	None

		Interested Trustee and Principal Officers — continued

John Lively (42)	Secretary	Indefinite. Since September, 2010	Attorney, The Law Offices of John H. Lively & Associates, Inc., March 2010 to present; Partner, Husch Blackwell Sanders LLP (law firm), March 2007 to February 2010; Managing Attorney, Raymond James Financial (financial services), September 2005 to March 2007; Assistant General Counsel, AIM Investments (investment adviser — currently, INVESCO), October 2000 to September 2005.	1	None

Interested Trustee and Principal Officers
		Term of Office &		Funds
Name (Age) and	Position(s) Held	Length of Time		Overseen by	Other Trustee/
Address*	with the Trust	Served	Principal Occupation(s) During Past 5 Years	Trustee / Officer	Directorships Held by Trustee
Jane Cameron (75)	Chief Compliance Officer	Indefinite. Since June, 2006	Chief Compliance Officer — Mutual Funds, Dividend Growth Advisors, LLC since June, 2006. Managing Director HR & Strategic Sourcing from October 2008. Prior thereto, Ms. Cameron was Director of Strategic Sourcing, Fidelity Investments, from September, 1996 until February, 2006.	1	None

Tara Pierson (36)	Assistant Secretary	Indefinite. Since March, 2006	Employed by Huntington Asset Services, Inc., the Trust’s administrator, since February 2000.	1	None

*	The address for the trustees and officers is 58 Riverwalk Blvd., Building 2, Suite A, Ridgeland, SC 29936.

**	Mr. Shaver is considered an interested trustee because he is an “interested person” of the Trust as that term is defined in the 1940 Act based on the positions that he holds with Dividend Growth Advisors, LLC, the advisor to the Fund.
The Fund’s Statement of Additional Information (“SAI”) includes additional information about the Trustees and Officers and is available, without charge, upon request. You may call toll-free (888) 826-2520 to request a copy of the SAI or to make shareholder inquiries.
Continuance of Investment Advisory Agreement — (Unaudited)
At the quarterly meeting of the Board of Trustees of the Trust that was held on September 16, 2011, the Trustees, including a majority of the trustees who are not parties to the Investment Advisory Agreement (the “Agreement”) between the Advisor and the Trust with respect to the Fund, unanimously approved the renewal of the Agreement for another one year term.
In considering whether to approve the renewal of the Agreement, the Trustees considered factors that they deemed reasonable, including the following material factors: (i) the nature, extent, and quality of the services provided by the Advisor; (ii) the investment performance of the Fund; (iii) the costs of the services to be provided and profits to be realized by the Advisor from the relationship with the Fund; (iv) the extent to which economies of scale would be realized if the Fund grows and whether advisory fee levels reflect those economies of scale for the benefit of the Fund’s investors; (v) the Advisor’s practices regarding brokerage and portfolio transactions; and (vi) the Advisor’s practices regarding possible conflicts of interest.
In assessing these factors and reaching its decisions, the Board took into consideration information furnished for the Board’s review and consideration throughout the year at regular Board meetings, as well as information specifically prepared and/or presented in connection with the annual renewal process, including information presented at the Meeting. The Board requested and was provided with information and reports relevant to the annual renewal of the Agreement, including: (i) reports regarding the services and support provided to the Fund and its shareholders by the Advisor; (ii) quarterly assessments of the investment performance of the Fund by personnel of the Advisor; (iii) commentary on the reasons for the performance; (iv) presentations by Fund management addressing the Advisor’s investment philosophy, investment strategy, personnel and operations; (v) compliance and audit reports concerning the Fund and the Advisor; (vi) disclosure information contained in the registration statement of the Trust and the Form ADV of the Advisor; (vii) information on relevant developments in the mutual fund industry and how the Fund and/or the Advisor are responding to them; and (viii) a memorandum from Counsel, that summarized the fiduciary duties and responsibilities of the Board in reviewing and approving the Agreement, including the material factors set forth above and the types of information included in each factor that should be considered by the Board in order to make an informed decision. The Board also requested and received various informational materials including, without limitation: (i) documents containing information about the Advisor, including financial information, a description of personnel and the services provided to the Fund, information on investment advice, performance, summaries of Fund expenses, compliance program, current legal matters, and other general information; (ii) comparative expense and performance information for other mutual funds with strategies similar to the Fund; (iii) the anticipated effect of size on the Fund’s performance and expenses; and (iv) benefits to be realized by the Advisor from its relationship with the Fund. The Board also had discussions with the Advisor on succession planning and it asked the Advisor to keep it abreast of developments related to this topic.
The Board did not identify any particular information that was most relevant to its consideration to approve the Agreement and each Trustee may have afforded different weight to the various factors.
1. Nature, Extent and Quality of the Services Provided by the Advisor.
In considering the nature, extent, and quality of the services provided by the Advisor, the Trustees reviewed the responsibilities of the Advisor under the Agreement. The Trustees reviewed the services being provided by the Advisor to the Fund including, without limitation: the quality of its investment advisory services (including research and recommendations with respect to portfolio securities); its process for formulating investment recommendations and assuring compliance with the Fund’s investment objective, strategies, and limitations, as well as for ensuring compliance with regulatory requirements; its coordination of services for the Fund among the service providers and the Independent Trustees; and its efforts to promote the Fund and grow its assets. The Trustees noted the Advisor’s continuity of, and commitment to retain, qualified personnel and the Advisor’s commitment to maintain and enhance its resources and systems; the commitment of the Advisor’s personnel to finding alternatives and options that allow the Fund to maintain its goals; and the Advisor’s continued cooperation with the Independent Trustees and Counsel for the Fund. The Trustees evaluated the Advisor’s personnel, including the education and experience of the Advisor’s personnel. The Trustees noted that several of the officers of the Trust, including the principal executive and financial officers and the president for the Trust, were employees of the Advisor, and they served the Trust without additional compensation. After reviewing the foregoing information and further information in the materials provided by the Advisor (including the Advisor’s Form ADV), the Board concluded that, in light of all the facts and circumstances, the nature, extent, and quality of the services provided by the Advisor were satisfactory and adequate for the Fund.
2. Investment Performance of the Fund and the Advisor.
In considering the investment performance of the Fund and the Advisor, the Trustees compared the short and long-term performance of the Fund with the performance of funds with similar objectives managed by other investment advisors, as well as with aggregated peer group data. The Trustees also considered the consistency of the Advisor’s management of the Fund with its investment objective, strategies, and limitations. The Trustees noted that the Fund’s performance was comparable to the performance of the Advisor’s composites for accounts managed similarly to the Fund. The Trustees also compared the short and long-term performance of the Fund with the performance of its benchmark index, comparable funds with similar objectives and size managed by other investment advisors, and comparable peer group indices (e.g., Morningstar and Lipper category averages). The Trustees noted that the Fund’s performance was better than most of its peers in the short term and since the Fund’s inception. After reviewing and discussing the investment performance of the Fund further, the Advisor’s experience managing the Fund, the Advisor’s historical investment performance, and other relevant factors, the Board concluded, in light of all the facts and circumstances, that the investment performance of the Fund and the Advisor was satisfactory.
3. Costs of the Services to be provided and profits to be realized by the Advisor.
In considering the costs of the services to be provided and profits to be realized by the Advisor from the relationship with the Fund, the Trustees considered: (1) the Advisor’s financial condition and the level of commitment to the Fund and the Advisor by the principals of the Advisor; (2) the asset level of the Fund; (3) the overall expenses of the Fund; and (4) the nature and frequency of advisory fee payments. The Trustees reviewed information provided by the Advisor regarding its profits associated with managing the Fund. The Trustees also considered potential benefits for the Advisor in managing the Fund. The Trustees then compared the fees and expenses of the Fund (including the management fee) to other comparable mutual funds. The Trustees noted that the Fund’s management fee and expense ratios were lower than some of the specifically identified comparable funds and higher than others. Based on the foregoing, the Board concluded that the fees to be paid to the Advisor by the Fund and the profits to be realized by the Advisor, in light of all the facts and circumstances, were fair and reasonable in relation to the nature and quality of the services provided by the Advisor.
4. Economies of Scale.
The Board next considered the impact of economies of scale on the Fund’s size and whether advisory fee levels reflect those economies of scale for the benefit of the Fund’s investors. The Trustees considered that while the management fee remained the same at all asset levels, the Fund’s shareholders had experienced benefits from the Fund’s expense limitation arrangement. The Trustees noted that the Fund’s shareholders would continue to experience benefits from the expense limitation arrangement until the Fund’s expenses fell below the cap set by the arrangement. Thereafter, the Trustees noted that the Fund’s shareholders would continue to benefit from economies of scale under the Fund’s agreements with service providers other than the Advisor. In light of its ongoing consideration of the Fund’s asset levels, expectations for growth in the Fund, and fee levels, the Board determined that the Fund’s fee arrangements, in light of all the facts and circumstances, were fair and reasonable in relation to the nature and quality of the services provided by the Advisor.
5. The Advisor’s Practices Regarding Brokerage and Portfolio Transactions.
In considering the Advisor’s practices regarding brokerage and portfolio transactions, the Trustees reviewed the Advisor’s practice for seeking best execution for the Fund’s portfolio transactions. The Trustees also considered the portfolio turnover rate for the Fund, and they considered the Advisor’s practices with respect to allocating portfolio business to broker-dealers who provide research, statistical, or other services — this latter assessment included consideration of whether commission rates paid to broker-dealers are reasonable in relation to the value of the services provided. The Trustees considered the process by which evaluations are made of the overall reasonableness of commissions paid and the method and basis for selecting and evaluating the broker-dealers used by the Advisor. The Trustees noted that in selecting broker-dealers to execute portfolio transactions, the Advisor considers a variety of factors including, among others, the price of the security, the rate of the commission, the size and difficulty of the order, the firm’s ability to provide professional services (e.g., the firm’s reliability, integrity, quality of execution, and operational capabilities) and research provided by the firm. The Trustees also considered the extent to which the foregoing services benefit other accounts advised by the Advisor and the extent to which such services enable the Advisor to avoid expenses that it otherwise would be required to bear under the Agreement. After further review and discussion, the Board determined that the Advisor’s practices regarding brokerage and portfolio transactions were satisfactory.
6. The Advisor’s Practices Regarding Possible Conflicts of Interest.
In considering the Advisor’s practices regarding conflicts of interest, the Trustees evaluated the potential for conflicts of interest and considered such matters as the experience and ability of the advisory personnel assigned to the Fund; the basis of decisions to buy or sell securities for the Fund and/or the Advisor’s other accounts; and the substance and administration of the Advisor’s code of ethics. The Trustees also considered disclosure in the registration statement of the Trust related to the Advisor’s potential conflicts of interest. Based on the foregoing, the Board determined that the Advisor’s standards and practices of the Advisor relating to the identification and mitigation of possible conflicts of interest were satisfactory.
Based upon all of the foregoing considerations, the Board, including a majority of the Independent Trustees, approved the renewal of the Agreement.